PRESS RELEASE	FOR IMMEDIATE RELEASE
HARRIS & HARRIS GROUP, INC. ®	MARCH 6, 2014
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP NOTES METABOLON'S COLLABORATION AGREEMENT

WITH HUMAN LONGEVITY INC. TO PROVIDE METABOLOMIC PROFILING SERVICES

Harris & Harris Group, Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, notes the announcement by its portfolio company, Metabolon, Inc., that it has signed an agreement with newly-launched Human Longevity Inc. (HLI), whereby Metabolon will provide biochemical profiling services to assist HLI in its mission to address diseases of aging by building the world’s largest and most complete human genotype, microbiome and phenotype database. In the initial term of the agreement, Metabolon will perform small molecule analysis of 10,000 subjects and collaborate with HLI to map changes in the small molecules to end points of disease and gene mutations.

HLI's cofounders are J. Craig Venter, Ph.D., Robert Hariri, M.D., Ph.D., and Peter H. Diamandis, M.D. Dr. Venter, who is well known for leading Celera to the successful sequencing of the human genome, has been a member of Metabolon’s Scientific Advisory Board since 2003.

Under the agreement, Metabolon will apply its metabolomics technology to augment the genetic and microbiome information HLI is collecting. Metabolon’s approach identifies the complement of metabolites present in a human biological specimen. Metabolomics is important because quantifying and understanding the full picture of circulating biochemicals in the body can help researchers get a clearer picture of that individual’s health status and provide markers and pathways associated with disease and drug action. In addition, Metabolon will collaborate with HLI to identify small molecule biomarkers of disease, which Metabolon may then use to develop small molecule diagnostic tests.

"Recently, Metabolon has signed a series of crucial partnerships, and these partnerships not only validate Metabolon's metabolomic engine, but they provide important data that can be mined to develop further high-value diagnostic tests for the pharmaceutical industry and for individuals," said Douglas Jamison, CEO of Harris & Harris Group.

Metabolon's press release may be viewed at http://www.metabolon.com/news/PressReleases.aspx?year=2014&open=030514#030514_span.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com, and www.metabolon.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.